UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 19, 2005

BARRETT BUSINESS SERVICES, INC.
(Exact name of registrant as specified in charter)

Maryland
(State or other jurisdiction of incorporation)

0-21886
(SEC File Number)

52-0812977
(IRS Employer Identification No.)

4724 S.W. Macadam Avenue Portland, Oregon	97239
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:

(503) 220-0988

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 19, 2005, the Compensation Committee of the Board of Directors of Barrett Business Services, Inc. (the “Company”), approved accelerating the vesting of all options to purchase the Company’s common stock which are outstanding and unvested as of December 30, 2005. The acceleration will be effective as of the close of business on December 30, 2005, and affects options covering a total of 322,613 shares granted under the Company’s 2003 Stock Incentive Plan and its Second Amended and Restated 1993 Stock Incentive Plan.

In reaching its decision to accelerate the options, the Compensation Committee considered the Company’s overall compensation philosophy and the impact of the decision on the Company’s financial results, as well as similar action by a number of other public companies in recent months. The primary purpose of accelerating vesting is to eliminate future compensation expense the Company would otherwise recognize in its future income statements with respect to the options under Statement of Financial Accounting Standards No. 123, “Share Based Payment (revised 2004)” (“SFAS 123(R)”). The Company is required to adopt SFAS 123(R) effective January 1, 2006. SFAS 123(R) generally requires the recognition of compensation cost for the fair value of equity-based compensation to employees over the service period. The Company estimates that the future after-tax expense to be eliminated as a result of acceleration of vesting of outstanding options is approximately $253,000 over the next three years during which the options otherwise would have vested.

The following table provides additional information about the effects of acceleration with respect to executive officers and directors of the Company:

Officers	Number of Shares Issuable Under Accelerated Options
William Sherertz Michael Mulholland Gregory Vaughn Michael Elich James Miller	148,245 50,304 33,781 17,905 7,500

Directors
Thomas Carley James Hicks Anthony Meeker Nancy Sherertz	3,938 3,938 3,938 3,938

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BARRETT BUSINESS SERVICES, INC.
Dated: December 23, 2005	By: /s/ Michael D. Mulholland Michael D. Mulholland Vice President - Finance